JOURNAL COMMUNICATIONS REPORTS
                           THIRD QUARTER 2003 RESULTS

                 Net earnings increase at Journal Communications

For more information:                                      For immediate release
Bob Dye
(414)224-2725
rdye@jc.com

MILWAUKEE, WI - October 27, 2003 - Journal Communications (NYSE: JRN) today announced financial results for the third quarter ended October 5, 2003. Net earnings were $22.8 million compared to $19.6 million in the third quarter in 2002.

"Positive revenue performance at the daily newspaper, primarily in the retail ROP and preprint category, contributed to our third quarter results. We saw significant operating margin improvement in the publishing segment. In addition, even in a difficult market, the telecommunications revenue held steady, aided by a solid increase in our commercial business. Our continued focus on cost reduction programs implemented in all segments of our business helped reduce our total costs and expenses," said Steven J. Smith, chairman and chief executive officer.

Operating Revenue
-----------------

Total continuing operating revenue of $245.3 million for the third quarter of 2003 was essentially even compared to the same period in 2002.

Total Costs and Expenses
------------------------

Total costs and expenses in the third quarter of 2003 decreased $4.8 million, or 2.3%, to $206.7 million from $211.5 million in the third quarter last year primarily due to the reduction in selling and administrative expenses and a $3.2 million gain from the sale of property.

Operating Earnings
------------------

Operating earnings in the third quarter of 2003 increased $4.8 million, or 14.2%, to $38.6 million from $33.8 million in the third quarter of 2002 primarily because of lower total costs and expenses.

EBITDA
------

EBITDA (net earnings plus total other income and expense, provision for income taxes, loss on discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization) in the third quarter of 2003 increased 11.3% to $53.4 million from $48.0 million in the 2002 third quarter. The increase was primarily because of lower total costs and expenses.

We believe that EBITDA is relevant and useful because it helps improve our investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use. A reconciliation of EBITDA to net earnings is included in the exhibits to this release.

Earnings Per Share
------------------

Basic and diluted earnings per share for the third quarter of 2003 were $0.29 and $0.27, respectively. Earnings per share amounts are presented on a generally accepted accounting principles basis. We believe basic and diluted EPS in the third quarter of 2003 is not representative of our new capital structure due to the impact on the number of weighted average shares outstanding in the third quarter from our initial public offering in late September. In addition, the average shares outstanding will decrease in the fourth quarter upon completion of our tender offer, which is anticipated to expire on November 3, 2003.

Year-to-Date
------------

For the three quarters of 2003, total continuing operating revenue was $604.9 million, a decrease of $6.5 million compared to the same period last year. Operating earnings decreased $5.5 million, or 6.3%, to $82.0 million from $87.5 million in 2002. Net earnings were $47.9 million in 2003 compared to $43.6 million in 2002. Earnings from continuing operations before accounting change were $50.4 million in 2002.

Publishing
----------

Total publishing operating revenue in the third quarter of 2003 was $96.8 million, an increase of $1.9 million, or a 2.0% improvement over the year-ago period.

Operating earnings from publishing were $11.3 million compared to $8.0 million in the same period last year. The increase is primarily attributed to cost reduction initiatives at the daily newspaper, cost savings from the structural reorganization of our community newspapers and shoppers operations and the elimination of a duplicate workforce during initial start-up of the new production facility for our daily newspaper. Newsprint expense increased 6.5% over the same period last year, reflecting recent price increases. Newsprint consumption has decreased due to the reduction in the size of the daily newspaper and waste, both savings as a result of the new production facility.

Broadcasting
------------

Total broadcasting operating revenues improved 0.7% in the third quarter of 2003 to $47.1 million from $46.8 million in the same period of 2002. Operating earnings from broadcasting in the period were $9.0 million, a decrease of $0.8 million, or 8.2%, compared to $9.8 million in the third quarter of 2002.

In the third quarter of 2003, operating revenue from radio stations was $25.4 million, an increase of $0.3 million, or 1.2%, compared to $25.1 million in the corresponding period last year. Operating earnings from radio stations in the 2003 quarter were $5.7 million, an increase of $0.5 million, or 9.6%, compared to $5.2 million in the third quarter of 2002.

Operating revenue from television stations in the 2003 quarter was $21.7 million, essentially equal to the same period last year. In the third quarter of 2002, we reported $1.7 million in political and issue advertising revenue compared to only $0.5 million in the same period this year. Operating earnings from television stations for the third quarter of 2003 were $3.3 million, a decrease of $1.3 million, or

28.3%, compared to $4.6 million in the year-ago period. The decrease in earnings is primarily due to an increase in programming costs and expenses related to organizational changes made at the Las Vegas station.

Telecommunications
------------------

Operating revenue from telecommunications in the third quarter of 2003 was $45.6 million, an increase of $0.5 million, or 1.2%, compared to $45.1 million in the corresponding period in 2002. Operating earnings from telecommunications for the 2003 quarter were $11.3 million, a decrease of $0.8 million, or 6.6%, compared to $12.1 million in the year ago period.

Printing Services
-----------------

Third quarter 2003 operating revenue from printing services was $25.7 million, a decrease of $4.3 million, or 14.3%, compared to $30.0 million in the year-ago period. Operating earnings from printing services in the quarter were $1.0 million, a decrease of $1.1 million, compared to earnings of $2.1 million in the third quarter of 2002.


Other
-----

Our other segment consists of a label printing business, a direct marketing services business and corporate expenses and eliminations. Other operating revenue in the third quarter of 2003 was $30.1 million, an increase of $1.6 million, or 5.6%, compared to $28.5 million in the corresponding period last year. Other operating earnings in the 2003 quarter were $6.0 million, an increase of $4.2 million, compared to $1.8 million in the third quarter of 2002. The increase is primarily due to a gain on the sale of property.

Initial Public Offering and Tender Offer
----------------------------------------

Journal Communications class A common stock began trading on the NYSE on September 24, 2003. 19,837,500 shares of our class A common stock were sold to the public, including 2,587,500 shares of class A common stock purchased by the underwriters to cover over-allotments. 19,441,500 shares were sold by us and 396,000 by a Grant family shareholder. Net proceeds to us were approximately $267.7 million.

Immediately prior to the offering, a share exchange took place. Each outstanding share of common stock of our former parent company was exchanged for three shares of our class B common stock. Immediately following the share exchange, the Grant family shareholders exchanged approximately 41.5% of the class B shares they received in the share exchange for 3,264,000 shares of our class C common stock.

We will use the net proceeds of the offering, as well as borrowings from our debt facility, to purchase up to 22,674,401 shares, or approximately $340.1 million worth of our class B common stock through our tender offer which commenced on October 3, 2003 and is anticipated to expire on November 3, 2003. The purpose of the tender offer is to allow our class B shareholders, who are employee and former employee investors in our employee stock trust, to obtain liquidity for a certain portion of their shares so that they can reduce their personal debt previously incurred to purchase units of beneficial interest in that trust. The tender offer was contemplated and disclosed to our shareholders prior to the share exchange and as part of the initial public offering in order to effect a "synthetic secondary" offering. For more details about the initial public offering and the tender offer, see our Registration Statement on Form S-1 and our Schedule TO filed with the SEC.

2003 Guidance
-------------

We currently anticipate operating revenue in the fourth quarter of 2003 to be between $185 and $190 million. Net earnings in the fourth quarter of 2003 are expected to be between $16 and $18 million. We expect to host quarterly conference calls beginning with year-end 2003 results.

Forward-looking statements
--------------------------

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 8 of our most recent Form 10Q.

About Journal Communications
----------------------------

Founded in 1882, we are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 36 radio stations and six television stations in 11 states, plus we operate two additional radio stations under a local marketing agreement and are under contract to purchase these stations. Through our telecommunications segment, we own and operate a regional fiber optic network and provide integrated data communications solutions for small and mid-size businesses in seven states. We also provide a wide range of commercial printing services including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment.

Attachments:  Consolidated Condensed Statement of Earnings
              Segment Information
              Publishing Segment Information
              Reconciliation of EBITDA to Net Earnings
              Selected Balance Sheet Information

                          Journal Communications, Inc.
                  Consolidated Condensed Statements of Earnings
                 (dollars in millions, except per share amounts)


                                                              Third Quarter Ended                      Three Quarters Ended
                                                      -----------------------------------       -----------------------------------
                                                      October 5, 2003     October 6, 2002       October 5, 2003     October 6, 2002
                                                      ---------------     ---------------       ---------------     ---------------
Continuing operations:
Operating revenue:
     Publishing.............................         $       96.8          $      94.9         $     239.3           $     238.2
     Broadcasting...........................                 47.1                 46.8               111.6                 112.4
     Telecommunications.....................                 45.6                 45.1               114.0                 114.2
     Printing services......................                 25.7                 30.0                65.9                  76.2
     Other..................................                 30.1                 28.5                74.1                  70.4
                                                     ------------          -----------         -----------           -----------
Total operating revenue.....................                245.3                245.3               604.9                 611.4

Operating costs and expenses:
     Publishing.............................                 47.5                 45.0               119.3                 112.3
     Broadcasting...........................                 20.9                 18.7                49.4                  45.2
     Telecommunications.....................                 26.3                 24.3                64.1                  61.1
     Printing services......................                 21.5                 24.6                54.7                  64.2
     Other..................................                 24.9                 23.9                61.4                  58.9
                                                     ------------          -----------         -----------           -----------
Total operating costs and expenses..........                141.1                136.5               348.9                 341.7

Selling and administrative expenses.........                 65.6                 75.0               174.0                 182.2
                                                     ------------          -----------         -----------           -----------
Total operating costs and expenses and selling
      and administrative expenses...........                206.7                211.5               522.9                 523.9

Operating earnings..........................                 38.6                 33.8                82.0                  87.5

Other income and expense:
     Interest income and dividends..........                  0.1                  0.1                 0.2                   0.9
     Interest expense, net..................                 (0.4)                (0.2)               (1.8)                 (0.5)
                                                     ------------          -----------         -----------           -----------
Total other income and expense..............                 (0.3)                (0.1)               (1.6)                  0.4

Earnings from continuing operations before
   income taxes and accounting change.......                 38.3                 33.7                80.4                  87.9

Provision for income taxes..................                 15.5                 13.9                32.5                  37.5
                                                     ------------          -----------         -----------           -----------
Earnings from continuing operations
   before accounting change.................                 22.8                 19.8                47.9                  50.4

Loss from discontinued operations, net of
   applicable income tax expense (benefit) of $0,
     $0.2, $0, and $(5.0)...................                   --                 (0.2)                 --                  (0.3)

Cumulative effect of accounting change, net
   of applicable income taxes of $1.2.......                   --                   --                  --                  (6.5)
                                                     ------------          -----------         -----------           -----------
Net earnings ...............................         $       22.8          $      19.6         $      47.9           $      43.6
                                                     ============          ===========         ===========           ===========
Earnings per share:
   Basic:
     Continuing operations before accounting
       change...............................         $       0.29          $      0.25         $      0.61           $      0.63
                                                     ============          ===========         ===========           ===========
     Net earnings...........................         $       0.29          $      0.25         $      0.61           $      0.55
                                                     ============          ===========         ===========           ===========
   Diluted:
     Continuing operations before accounting
       change...............................         $       0.27          $      0.25         $      0.58           $      0.63
                                                     ============          ===========         ===========           ===========
     Net earnings...........................         $       0.27          $      0.25         $      0.58           $      0.55
                                                     ============          ===========         ===========           ===========
Cash dividends per share....................         $       0.30          $      0.10         $      0.50           $      0.30
                                                     ============          ===========         ===========           ===========


Statements of Earnings are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

                          Journal Communications, Inc.
                               Segment Information
                              (dollars in millions)


Operating revenue, Operating earnings, Depreciation and amortization and Publishing operating revenue by category are prepared in accordance with GAAP.


                                                              Third Quarter Ended                      Three Quarters Ended
                                                      -----------------------------------       -----------------------------------
                                                      October 5, 2003     October 6, 2002       October 5, 2003     October 6, 2002
                                                      ---------------     ---------------       ---------------     ---------------
     Operating revenue
     Publishing.............................         $        96.8       $        94.9         $        239.3      $       238.2
     Broadcasting...........................                  47.1                46.8                  111.6              112.4
     Telecommunications.....................                  45.6                45.1                  114.0              114.2
     Printing services......................                  25.7                30.0                   65.9               76.2
     Other..................................                  30.1                28.5                   74.1               70.4
                                                     -------------       -------------         --------------      -------------
                                                     $       245.3       $       245.3         $        604.9      $       611.4
                                                     =============       =============         ==============      =============
     Operating earnings
     Publishing.............................         $        11.3       $         8.0         $         23.0      $        23.6
     Broadcasting ..........................                   9.0                 9.8                   19.4               22.0
     Telecommunications.....................                  11.3                12.1                   29.4               31.7
     Printing services......................                   1.0                 2.1                    2.7                3.1
     Other..................................                   6.0                 1.8                    7.5                7.1
                                                     -------------       -------------         --------------      -------------
                                                     $        38.6       $        33.8         $         82.0      $        87.5
                                                     =============       =============         ==============      =============

     Depreciation and amortization
     Publishing.............................         $         5.1       $         4.4         $         12.8      $        10.8
     Broadcasting...........................                   2.6                 2.3                    6.2                5.6
     Telecommunications.....................                   5.4                 5.0                   13.3               12.6
     Printing Services......................                   0.9                 1.7                    2.5                4.1
     Other..................................                   0.8                 0.8                    2.0                2.2
                                                     -------------       -------------         --------------      -------------
                                                     $        14.8       $        14.2         $         36.8      $        35.3
                                                     =============       =============         ==============      =============


                          Journal Communications, Inc.
                         Publishing Segment Information
                              (dollars in millions)

Publishing operating revenue by category:
----------------------------------------


                                                    Third Quarter of 2003                           Third Quarter of 2002
                                                    ---------------------                           ---------------------
                                                         Community                                       Community
                                          Daily          Newspapers                          Daily       Newspapers
                                        Newspaper        & Shoppers       Total            Newspaper     & Shoppers       Total
                                        ---------        ----------       -----            ---------     ----------       -----
                                                                            (dollars in millions)
Advertising revenue:
     Retail....................         $     23.8       $    17.8     $     41.6        $    21.4       $     18.1      $    39.5
     Classified................               19.6             2.9           22.5             20.6              3.2           23.8
     General...................                3.1              --            3.1              3.5               --            3.5
     Other.....................                5.5             0.5            6.0              4.9              0.5            5.4
                                        ----------       ---------     ----------        ---------       ----------      ---------
     Total advertising revenue.               52.0            21.2           73.2             50.4             21.8           72.2
Circulation revenue............               13.7             0.9           14.6             13.8              1.0           14.8
Other revenue..................                1.1             7.9            9.0              0.7              7.2            7.9
                                        ----------       ---------     ----------        ---------       ----------      ---------
Total operating revenue........         $     66.8       $    30.0     $     96.8        $    64.9       $     30.0      $    94.9
                                        ==========       =========     ==========        =========       ==========      =========

                                                    Third Quarter of 2003                           Third Quarter of 2002
                                                    ---------------------                           ---------------------
                                                         Community                                       Community
                                          Daily          Newspapers                          Daily       Newspapers
                                        Newspaper        & Shoppers       Total            Newspaper     & Shoppers       Total
                                        ---------        ----------       -----            ---------     ----------       -----
                                                                            (dollars in millions)

Advertising revenue:
     Retail....................         $     59.3       $    42.9     $    102.2        $    54.7       $     43.7      $    98.4
     Classified................               47.1             6.7           53.8             49.4              7.7           57.1
     General...................                8.1              --            8.1              8.2               --            8.2
     Other.....................               13.4             1.6           15.0             12.2              1.2           13.4
                                        ----------       ---------     ----------        ---------       ----------      ---------
     Total advertising revenue.              127.9            51.2          179.1            124.5             52.6          177.1
Circulation revenue............               33.4             2.2           35.6             34.8              2.5           37.3
Other revenue..................                3.8            20.8           24.6              3.1             20.7           23.8
                                        ----------       ---------     ----------        ---------       ----------      ---------
Total operating revenue........         $    165.1       $    74.2     $    239.3        $   162.4       $     75.8      $   238.2
                                        ==========       =========     ==========        =========       ==========      =========

                          Journal Communications, Inc.
                    Publishing Segment Information, continued


Daily newspaper's core newspaper advertising linage by category:
---------------------------------------------------------------

                                                              Third Quarter of 2003   Third Quarter of 2002           Change
                                                              ---------------------   ---------------------           ------

Advertising linage (inches in thousands):

Full run
     Retail..........................................                      224.4                   206.3             +8.8%
     Classified......................................                      288.6                   303.6             -4.9%
     General.........................................                       15.6                    18.2            -14.3%
                                                                      ----------               ---------          --------
Total full run.......................................                      528.6                   528.1             +0.1%
Part run.............................................                       41.5                    25.3            +64.0%
                                                                      ----------               ---------          --------
Total advertising linage.............................                      570.1                   553.4             +3.0%
                                                                      ==========               =========          ========

Preprint pieces (in millions)........................                      246.8                   220.2            +12.1%
                                                                      ==========               =========          ========

Full pages of advertising and revenue per page of our community newspapers and
------------------------------------------------------------------------------
shoppers:
========

                                                              Third Quarter of 2003   Third Quarter of 2002           Change
                                                              ---------------------   ---------------------           ------
Full pages of advertising:
     Community newspapers............................                     33,914                  37,082             -8.5%
     Shoppers........................................                     31,106                  33,124             -6.1%
                                                                      ----------               ---------          --------
Total full pages of advertising......................                     65,020                  70,206             -7.4%
                                                                      ==========               =========          ========

Revenue per page.....................................                 $   283.56               $  270.20             +4.9%
                                                                      ==========               =========          ========



Daily newspaper's core newspaper advertising linage by category:
===============================================================

                                                              Three Quarters of 2003   Three Quarters of 2002         Change
                                                              ----------------------   ----------------------         ------

Advertising linage (inches in thousands):
Full run
     Retail..........................................                      537.1                     522.4           +2.8%
     Classified......................................                      682.5                     715.4           -4.6%
     General.........................................                       37.5                      39.5           -5.1%
                                                                      ----------                 ---------        --------
Total full run.......................................                    1,257.1                   1,277.3           -1.6%
Part run.............................................                       88.3                      58.6          +50.7%
                                                                      ----------                 ---------        --------
Total advertising linage.............................                    1,345.4                   1,335.9           +0.7%
                                                                      ==========                 =========        ========

Preprint pieces (in millions)........................                      623.7                     546.0          +14.2%
                                                                      ==========                 =========        ========

Full pages of advertising and revenue per page of our community newspapers and
------------------------------------------------------------------------------
shoppers:
--------

                                                             Three Quarters of 2003   Three Quarters of 2002         Change
                                                              ----------------------   ----------------------         ------
Full pages of advertising:
     Community newspapers............................                     84,200                    90,610           -7.1%
     Shoppers........................................                     75,024                    81,168           -7.6%
                                                                      ----------                 ---------        --------
Total full pages of advertising......................                    159,224                   171,778           -7.3%
                                                                      ==========                 =========        ========

Revenue per page.....................................                 $   284.93                 $  274.34           +3.9%
                                                                      ==========                 =========        ========

                          Journal Communications, Inc.
     Reconciliation of our consolidated net earnings to consolidated EBITDA
                              (dollars in millions)

                                                              Third Quarter Ended                      Three Quarters Ended
                                                      -----------------------------------       -----------------------------------
                                                      October 5, 2003     October 6, 2002       October 5, 2003     October 6, 2002
                                                      ---------------     ---------------       ---------------     ---------------
     Net earnings...........................          $        22.8       $        19.6         $         47.9      $        43.6
     Total other (income) and expense.......                    0.3                 0.1                    1.6               (0.4)
     Provision for income taxes.............                   15.5                13.9                   32.5               37.5
     Loss from discontinued operations, net.                     --                 0.2                     --                0.3
     Cumulative effect of accounting change,
         net................................                     --                  --                     --               6.5
     Depreciation...........................                   14.3                13.6                   35.5               33.8
     Amortization...........................                    0.5                 0.6                    1.3                1.5
                                                      -------------       -------------         --------------      -------------
     EBITDA.................................          $        53.4       $        48.0         $        118.8      $       122.8
                                                      =============       =============         ==============      =============


We believe that EBITDA is relevant and useful because it helps improve our investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA to measure our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

                          Journal Communications, Inc.
                       Selected Balance Sheet Information
                              (dollars in millions)


                                                                             October 5, 2003              October 6, 2002
                                                                             ---------------              ---------------

Cash and cash equivalents.....................................               $        218.8(a)            $          7.3
Total assets..................................................                        966.3                        723.6
Notes payable to banks........................................                           --                         70.3
Shareholders' equity..........................................                        751.3(a)                     468.0


(a) We received $267.7 million in net proceeds from the initial public offering. The net proceeds were used to repay our notes payable to banks. We will use the remaining net proceeds from the offering, plus borrowings from our credit facility, to purchase up to $340.1 million of our class B common stock through our tender offer which commenced on October 3, 2003 and is anticipated to expire on November 3, 2003.